Exhibit 99.1

FOR IMMEDIATE RELEASE: November 9, 2017

Salon Media Group Reports Second Quarter Fiscal 2018 Results

NEW YORK, NY (November 9, 2017). Salon Media Group, Inc. (“Salon” or the “Company”) (OTCQB: SLNM) today announced its results for the six months ended September 30, 2017.

Highlights:

●	Revenue increased 20% to $1.2 million for the quarter ended September 30, 2017, year-over-year
●	Net losses of $0.8 million included approximately $0.2 million in one-time non-cash charges
●	56% increase in cost-per-thousand-impression (“CPMs”) in the quarter ended September 30, 2017, year-over-year
●	New website launched in September 2017 has increased traffic and revenues
●	In September 2017, Salon.com surpassed 980,000 Facebook “likes” and one million Twitter followers

Revenue for the quarter ended September 30, 2017 was $1.2 million, an increase of 20% from $1.0 million for the quarter ended September 30, 2016. Revenue for the six months ended September 30, 2017 was $2.6 million, an increase of 13% from $2.3 million for the six months ended September 30, 2016. The increase in revenue was a result of a continued significant industry shift in online advertising from advertising sold by a direct sales team to advertising increasingly being sold through software-based “programmatic” technology.

Net losses for the quarter ended September 30, 2017 decreased to $0.8 million as compared to $0.9 million for the quarter ended September 30, 2016. Net losses for the six months ended September 30, 2017 decreased to $1.4 million as compared to $1.7 million for the six months ended September 30, 2016. The decreased losses resulted from an increase in revenues and steady operating expense at $1.9 million for both the quarters ended September 30, 2017 and September 30, 2016. Operating expense reduced to $3.7 million for the six months ended September 30, 2017 compared to $4.0 million for the six months ended September 30, 2016. The net losses included several non-recurring items, including $0.3 million non-cash interest expense recorded for the beneficial conversion feature of capital raising transactions during the quarter ended June 30, 2017, as well as the reversal of accrued bonuses for prior employees.

The Company has been making changes to its advertising footprint to capture the greater programmatic opportunity for its display and video advertising inventory, allowing the Company to improve its CPMs from its programmatic advertising by 56% in the quarter ended September 30, 2017 as compared to the quarter ended September 30, 2016. The higher programmatic CPMs were offset, however, by a decline in traffic from the same period last year, which led to a smaller inventory of ad products to sell, and consequently, a smaller relative increase in revenues.

Salon has continued to roll out a strategy to produce original video content focused on news, politics, and entertainment under the banner of Salon Talks and Salon Stage, with a goal to add high quality, diversified content to Salon’s Website and to attract video advertising that commands higher CPMs as compared to display advertising. Popular recent interviews on Salon Talks included Senator Al Franken, scientist Bill Nye, and actors Niecy Nash and Jay Ellis, while Salon Stage hosted acoustic sets by, among others, the Revivalists, Lukas Nelson, and Wyclef Jean. Salon has seen growth in its video views, reaching over 35 million video views during the quarter ended September 30, 2017, compared to about 12.8 million views during the quarter ended September 30, 2016.

In September 2017, Salon launched a new mobile-first website to provide users with a faster and better experience. The redesign intends to capitalize on mobile user behavior, allow for flexibility to deploy future technologies and features, and increase revenue opportunities for the Company. The website also was built to increase user engagement and optimize for pick up by social media websites. In September 2017, Salon.com surpassed 980,000 Facebook “likes” and one million Twitter followers.

“Salon is starting to see consistent performance in our revenue growth and cost containment,” said Jordan Hoffner, Chief Executive Officer of Salon. “The combination of our technology upgrade, brand extension into video, global reach and powerful editorial voice is beginning to show our true potential as a strong player in the digital media landscape.”

About Salon Media Group

Salon Media Group (OTCQB: SLNM) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, and provocative personal essays. Salon.com has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco and New York City.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, including, but not limited to, statements regarding our traffic, strategy, plans, objectives, expectations, intentions, financial performance, financing, economic conditions, on-line advertising, market performance, and revenue sources constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our cash flows may not meet expectations
●	Our reliance on related parties for significant operating and investment capital
●

Our principal stockholders exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

●	Our dependence on advertising sales for significant revenues
●	The effect of online security breaches
●	Our ability to promote the Salon brand to attract and retain users, advertisers and strategic partners
●	Our ability to hire, integrate and retain qualified employees
●	The impact of the potential loss of key personnel, including editorial staff
●	The success of our efforts to protect our intellectual property or defend claims of infringement by third parties
●	Our technology development efforts may not be successful in improving the functionality of our network
●	Our reliance on third parties to provide necessary technologies

This press release should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed with the SEC on June 23, 2017, including the “Risk Factors” set forth in such reports, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. The Company does not undertake to update any forward-looking statements except as otherwise required by law.

INVESTOR RELATIONS CONTACT:

Elizabeth Hambrecht
Chief Financial Officer

870 Market Street

San Francisco, CA 94102

(415) 870-7566

SALON MEDIA GROUP, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share and par value amounts)

	September 30,	March 31,
	2017	2017 (1)
	(unaudited)
Assets
Current assets:
Cash	$230	$183
Accounts receivable, net of allowance of $15	378	663
Prepaid expenses and other current assets	109	159
Total current assets	717	1,005

Property and equipment, net	442	305
Other assets, principally deposits	33	33
Total assets	$1,192	$1,343
Liabilities and Stockholders' Deficit
Current liabilities:
Short-term borrowings and accrued interest	$1,410	$1,382
Accounts payable	1,468	1,231
Accrued liabilities	647	1,581
Deferred revenue	25	7
Total current liabilities	3,550	4,201

Deferred rent	-	58
Total liabilities	3,550	4,259
Commitments and contingencies (See Note 5)
Series A convertible preferred stock, $0.001 par value, 5,000,000 shares authorized, 0 and 1,427,229 shares issued and outstanding as of September 30, 2017 and March 31, 2017 (liquidation preference of $0 and $3,540 as of September 30, 2017 and March 31, 2017, respectively)	-	6,862

Stockholders’ deficit:
Series A convertible preferred stock, $0.001 par value, 5,000,000 shares authorized, 1,648,830 and 0 shares issued and outstanding as of September 30, 2017 and March 31, 2017 (liquidation preference of $4,089 and $0 as of September 30, 2017 and March 31, 2017, respectively)	7,412	-
Common stock, $0.001 par value, 900,000,000 and 150,000,000 shares authorized as of September 30, 2017 and March 31, 2017, 151,056,477 shares issued and outstanding as of September 30, 2017 and 150,000,000 shares issued and outstanding as of March 31, 2017	151	150
Additional paid-in capital	126,426	125,053
Accumulated deficit	(136,347)	(134,981)
Total stockholders' deficit	(2,358)	(9,778)
Total liabilities, mezzanine equity and stockholders' deficit	$1,192	$1,343

(1) Derived from the Company’s audited financial statements.

The accompanying notes are an integral part of these condensed financial statements.

SALON MEDIA GROUP, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Revenues	$1,160	$994	$2,621	$2,290

Operating expenses:
Production and content	1,014	920	2,036	1,941
Sales and marketing	129	206	305	499
Technology	186	276	398	607
General and administrative	611	447	945	936

Total operating expenses	1,940	1,849	3,684	3,983

Loss from operations	(780)	(855)	(1,063)	(1,693)
Interest expense	(14)	(11)	(303)	(22)
Net loss attributable to common shareholders	$(794)	$(866)	$(1,366)	$(1,715)

Basic and diluted net loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.02)

Weighted average shares used in computing basic and diluted net loss per share	150,367	76,257	150,185	76,251

The accompanying notes are an integral part of these financial statements.